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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   HEI, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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                                     [LOGO]

                   AN IMPORTANT MESSAGE FOR HEI SHAREHOLDERS:

 -  YOUR BOARD IS EXPERIENCED AND REPRESENTS ALL SHAREHOLDERS

 - YOUR BOARD IS COMMITTED TO MAXIMIZING VALUE FOR ALL OF YOUR SHARES AND IS ACTIVELY PURSUING THAT GOAL

 - DO NOT JEOPARDIZE OUR PROGRESS BY SUPPORTING FANT'S EFFORTS TO SEIZE CONTROL OF YOUR COMPANY WITHOUT PAYING A CONTROL PREMIUM FOR ALL OF YOUR SHARES

 - PLEASE SUPPORT YOUR BOARD'S ACTIONS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD WITH A VOTE AGAINST PROPOSALS 1 AND 3 AND FOR PROPOSAL 2

June 10, 1998

Dear Fellow Shareholder:

    In his continuing quest to seize control of your Company without purchasing all of your shares, Anthony Fant has now demanded a Special Meeting of Shareholders for the purposes of: (1) seeking to remove all your current independent Directors and replace them with his hand-picked nominees and (2) seeking to eliminate protections currently available to you under the Minnesota Control Share Acquisition Statute.

    YOUR BOARD IS CONVINCED THAT FANT'S PROPOSALS ARE NOT IN THE BEST INTERESTS OF HEI AND ITS SHAREHOLDERS. THEREFORE, IN ACCORDANCE WITH OUR FIDUCIARY DUTY TO SERVE THE INTERESTS OF HEI AND ITS SHAREHOLDERS, WE STRONGLY AND UNANIMOUSLY RECOMMEND A VOTE AGAINST FANT'S PROPOSAL TO REMOVE THE CURRENT INDEPENDENT DIRECTORS ON THE BOARD (PROPOSAL 1) AND TO REMOVE THE PROTECTIONS PROVIDED TO YOU UNDER THE MINNESOTA CONTROL SHARE ACQUISITION STATUTE (PROPOSAL 3). WE ALSO URGE YOU TO SHOW YOUR SUPPORT FOR THE BOARD'S EFFORTS BY VOTING FOR THE ELECTION OF THE CURRENT DIRECTORS (PROPOSAL 2).

    Enclosed with this letter is our proxy statement, which describes the Board's position in greater detail. Please read it carefully.

    YOUR BOARD IS COMMITTED TO INCREASING SHAREHOLDER VALUE. IN ADDITION TO PURSUING GROWTH THROUGH OPERATIONS, WE HAVE DIRECTED OUR FINANCIAL ADVISER TO PURSUE ALTERNATIVES TO MAXIMIZE THE VALUE OF ALL OF THE SHARES.

    We have achieved substantial growth and improvement of our business operations over the past several years.

    - TOTAL ANNUAL REVENUE HAS INCREASED FROM $8.5 MILLION IN 1990 TO $31 MILLION IN 1997

    - DURING THE SAME PERIOD OUR ANNUAL PRE-TAX PROFIT HAS SKYROCKETED FROM A LOSS OF $800,000 IN 1990 TO A PROFIT OF $4.0 MILLION IN 1997

    - SINCE 1991, ANNUAL PRE-TAX PROFITS HAVE CONSISTENTLY EXCEEDED 12-13% OF REVENUES

    - SINCE 1990, BOOK VALUE PER SHARE HAS INCREASED FROM $0.77 AT THE END OF 1990 TO $4.17 AT FEBRUARY 28, 1998

    In addition to pursuing continued growth through operations, we have directed our financial adviser, Piper Jaffray Inc., to explore alternatives to maximize the value of all shares. THE ELECTION OF FANT'S NOMINEES, HOWEVER, WOULD JEOPARDIZE THOSE EFFORTS. Although there is no assurance that the pursuit by Piper Jaffray of such alternatives will result in a transaction that is preferable to continuing to operate HEI as an
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independent company, your current Board assures you that if we recommend any alternative that would result in a change of control of HEI, that alternative will provide a control premium for all shares. We strongly recommend a vote AGAINST the removal of the current independent Directors (Proposal 1).

    WE STRONGLY BELIEVE THAT FANT'S CONTROL OF THE COMPANY WILL NOT MAXIMIZE THE VALUE OF ALL OF THE SHARES.

    Fant states that, upon seizing control, he may buy up to 11.5% of the outstanding shares pursuant to his conditional offer. Based on the number of shares that Fant most recently reported as having been tendered, HE WOULD BUY LESS THAN ONE-THIRD OF EACH SHAREHOLDER'S TENDERED SHARES EVEN IF HE DOES COMPLETE THE OFFER.

    We are concerned about Fant's ability to maximize value in the long run for the public shareholders who will continue to own more than 70% of the shares even if the tender offer is completed. Neither Fant nor any of the nominees listed in his proxy statement appears to have knowledge or experience in the Company's business, the custom design and manufacture of microelectronic components, nor has Fant had experience in running a publicly traded company with its attendant fiduciary duties to public shareholders.

    If Fant takes control, your Board is concerned that the future value of the publicly-held shares, constituting at least 70% of the currently outstanding shares, will depend upon a board with insufficient experience in this industry and insufficient independence from Fant to provide any assurance that they can or will retain or improve the experienced executive talent now in place, or provide the strategic direction required, for the benefit of HEI and its public shareholders.

    HEI's business is extremely technical and competitive. Fancy buzz words like "paradigm shifts in leadership" and platitudes are not adequate substitutes for the hard-earned experience and knowledge necessary for success in the fast-moving microelectronic components industry.

    Your current Board believes that there would be substantial downside uncertainty in the future under these circumstances and, as a result, strongly believes that there should not be a change of control in which no opportunity is given to shareholders to sell all of their shares at a premium.

    We strongly recommend a vote AGAINST the removal of the current Directors (Proposal 1).

    DO NOT GIVE UP THE PROTECTIONS THE MINNESOTA LEGISLATURE EXPRESSLY PROVIDED TO YOU IN THE CONTROL SHARE ACQUISITION STATUTE.

    We are also deeply concerned by Fant's efforts to eliminate the protections afforded shareholders by the Minnesota Legislature in the Minnesota Control Share Acquisition Statute against just the type of unfair, coercive tactics involved in Fant's tender offer (Proposal 3).

    In adopting the Control Share Acquisition Statute, the Minnesota Legislature was particularly concerned about open market transactions and partial tender offers that do not allow all shareholders to sell all their shares at control premiums. The Control Share Acquisition Statute protects against these abuses by preventing an acquiring shareholder from voting more than 20% of a company's outstanding voting shares without the approval, by shareholder vote, of the shareholders other than the acquiring shareholder and officers of the Company. These provisions do not prevent a buyer from voting all of the shares acquired in a merger transaction approved by the Board or acquired in an all cash tender offer for all shares approved by a committee of disinterested Directors.

    Fant does not want you to have these protections or to give you the voting rights that the Minnesota Legislature gives you under the statute. As your Directors, we believe these protections are extremely important to you and we strongly recommend a vote AGAINST removing the protections afforded by the Minnesota Control Share Acquisition Statute (Proposal 3).

    PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED WITH A VOTE AGAINST FANT'S PROPOSALS 1 AND 3.

                                       2
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    PLEASE SHOW YOUR SUPPORT FOR YOUR BOARD'S EFFORTS TO MAXIMIZE THE VALUE OF
ALL SHARES BY VOTING FOR THE ELECTION OF THE CURRENT DIRECTORS (PROPOSAL 2).

    EVEN IF YOU HAVE ALREADY VOTED FOR FANT, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. REMEMBER, ONLY YOUR LATEST DATED, SIGNED PROXY CARD COUNTS. MOREOVER, NO TENDERED SHARES HAVE BEEN PURCHASED BY FANT AND YOU HAVE EVERY RIGHT TO VOTE ANY TENDERED SHARES FOR YOUR DIRECTORS AND AGAINST THE FANT PROPOSALS.

    Thank you for your support.

    HEI, Inc. Board of Directors

Robert L. Brueck   Eugene W. Courtney  William R. Franta  Frederick M. Zimmerman

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY THAT ORGANIZATION CAN VOTE YOUR SHARES. PLEASE DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO EXECUTE ON YOUR BEHALF A WHITE PROXY CARD WITH A VOTE AGAINST PROPOSALS 1 AND 3 AND FOR PROPOSAL 2.

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR:

                           INNISFREE M&A INCORPORATED

                           TOLL FREE--1-888-750-5834

                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022

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                                                                    NEWS RELEASE
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      [LOGO]
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P.O. Box 5000
Victoria, Minnesota 55386
(612) 443-2500
www.heii.com
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CONTACT: Eugene W. Courtney, CEO                           FOR IMMEDIATE RELEASE

  HEI DISTRIBUTES PROXY MATERIALS; EXPLORING POSSIBLE "STRATEGIC ALTERNATIVES"

    MINNEAPOLIS, Minnesota (June 10, 1998)--HEI, INC. today announced that it is filing definitive proxy materials with the Securities and Exchange Commission and is in the process of mailing such materials to shareholders in connection with a Special Meeting of Shareholders to be held at 10:00 a.m., August 4, 1998 at the University of Minnesota Landscape Arboretum in Carver County. The meeting is being held at the request of Fant Industries Inc. The Board of Directors urges shareholders to return the white proxy card included with the proxy materials and not to return any green cards solicited by Fant.

    "Now that we have filed our proxy materials, we are in a position to solicit proxies from our shareholders," Eugene W. Courtney, CEO of HEI said. "We are anxious to have a full, fair and adequate discussion with our shareholders before the August 4 meeting concerning the future direction of the Company and the Board's continuing efforts to maximize the value of all shares. We urge our shareholders to review our proxy statement carefully. Mr. Fant, through his continuing suggestions that the Board accelerate the meeting, apparently does not want to have a full airing of the issues raised by his efforts to seize control of the Company without paying a premium for all shares. As a practical matter, his requested acceleration of the meeting would have required the Company's Board to hold a meeting before our proxy materials even reached our shareholders."

    The HEI Board also announced that it has engaged Piper Jaffray Inc. to explore possible strategic alternatives to increase value for all shareholders. "We are pleased to be working with Piper Jaffray," Mr. Courtney said. "Although there can be no assurance that pursuit of these alternatives will lead to a transaction that is preferable to continuing to operate HEI as an independent company, the Board has instructed Piper Jaffray to pursue such alternatives diligently."

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    HEI IS A MINNESOTA-BASED COMPANY SPECIALIZING IN THE DESIGN AND MANUFACTURE
OF ULTRAMINIATURE MICROELECTRONIC DEVICES AND HIGH TECHNOLOGY PRODUCTS INCORPORATING THOSE DEVICES. THE COMPANY'S STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL HEII.
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                            PARTICIPANT INFORMATION

    The following information is provided pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-11(b)(2) thereto. Participants in the solicitation are HEI, directors of HEI and certain senior management. Their beneficial ownership interests in HEI Common Stock are as follows: Robert L. Brueck, Director, 32,000 shares, including 30,000 shares subject to options exercisable within 60 days; Eugene W. Courtney, Chief Executive Officer and Director, 160,547 shares, including 75,000 shares subject to options exercisable within 60 days; William R. Franta, Director, 45,211 shares, including 40,000 shares subject to options exercisable within 60 days, Jerald H. Mortenson, Vice President of Finance and Administration, 99,179 shares, including 30,000 shares subject to options exercisable within 60 days; Donald R. Reynolds, President, no shares; and Frederick M. Zimmerman, Director, 30,900 shares, including 30,000 shares subject to options exercisable within 60 days.